Exhibit 99.1
IQVentures Completes Acquisition of The Aaron's Company

Atlanta, GA – October 3, 2024 – The Aaron's Company, Inc. (“The Aaron’s Company” or "Aaron's") (NYSE: AAN) today announced the completion of its acquisition by IQVentures Holdings, LLC (“IQVentures”), a leading fintech organization, for $10.10 per share in cash, or an enterprise value of approximately $504 million. The acquisition was originally announced on June 17, 2024, and approved by The Aaron's Company shareholders on September 25, 2024. With the completion of the transaction, The Aaron's Company’s common stock will cease trading as of today and will no longer be listed on the NYSE.

“Today marks the beginning of an exciting new chapter for The Aaron's Company as we continue on our journey to enhance our customers’ lives through affordable lease and retail purchase options," said Douglas Lindsay, Chief Executive Officer of Aaron’s. “By combining our expertise and resources with IQVentures’, we will be better positioned to accelerate our omni-channel strategy and enhance our operational efficiency, building on the momentum of our ongoing transformation over the past several years.”

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to The Aaron's Company, and Jones Day is serving as legal counsel. Stephens Inc. is serving as exclusive financial advisor to IQVentures, and King & Spalding LLP is serving as legal counsel.

About The Aaron's Company, Inc.
Headquartered in Atlanta, The Aaron's Company, Inc. is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron's, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron's offers a direct-to-consumer lease-to-own solution through its approximately 1,210 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with 12 retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company's furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.
About IQVentures

Headquartered in the Columbus, Ohio metropolitan area, IQVentures invests in and builds the next generation of technology and companies that help shape the future. IQVentures has substantial experience and expertise in all aspects of consumer and business financing and leverages proprietary technology and shared services to help drive value for the companies it acquires. For more information, please visit www.iqventures.com.

Aaron’s Investor Relations Contact:
InvestorRelations@aarons.com
Phone: 678-402-3590

Exhibit 99.1

Aaron’s Media Relations Contact:
MediaRelations@aarons.com
Phone: 678-402-3591
FGS Global
Jim Barron / Jamie Baird / Danielle Berg
aarons@fgsglobal.com

IQVentures Media Relations Contact:
Phone: 888-983-4478